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                                    EXHIBIT 4

                                  JOHN P. CASEY
                                  c/o Meridian
                           10220 River Road, Suite 115
                             Potomac, Maryland 20854
                                November 5, 1998

Dr. Robert Cohen
Ms. Stefanie Rubin
Ms. Allyson Cohen
Mr. Jeffrey Cohen
Mr. Jeffrey Rubin
Dr. Alan Cohen
Ms. Meryl Cohen
Ms. Gabrielle Cohen
Ms. Jaclyn Cohen
Ms. Erica Cohen
Ms. Nicole Cohen
Ms. Lenore Katz
Broadway Partners c/o Mr. Jeffrey Cohen
c/o Robert S. Matlin, Esq.
Camhy Karlinsky & Stein LLP
1740 Broadway, 16th Floor
New York, New York  10019-4315

Ladies and Gentlemen:

        This letter is to confirm that I hereby agree that I will vote all shares of Incomnet, Inc. stock that I own in favor of an increase in the authorized number of shares of Incomnet, Inc. common stock to 50,000,000 shares at the next meeting of shareholders. If shareholder approval is not obtained at the next meeting, I hereby agree to continue to vote all my shares in favor of such a proposal until there is a sufficient increase in the

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Dr. Robert Cohen, et al.
November 5, 1998
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number of shares of authorized Incomnet common stock to permit issuance of all common stock underlying the warrants owned by each of you and referenced in the Settlement and Release Agreement between you and the Company dated November 5, 1998.

                                            Very truly yours,

                                            /s/ JOHN P. CASEY
                                            ------------------------------
                                            John P. Casey